Exhibit 99.1

NEWS RELEASE

Visteon Reports Strong 2015 Financial Results, Driven by Record Electronics Performance

•	Fourth-quarter results cap year of solid performance

•	Full-year sales up 25 percent to $3.25 billion ($809 million in fourth quarter)

•	Adjusted EBITDA up 59 percent to $282 million ($79 million in fourth quarter), led by record electronics performance

•	2015 net income attributable to Visteon of $2,284 million (includes net income from discontinued operations of $2,286 million associated with climate and interiors businesses)

•	Total cash and short-term investments of $2,783 million; total debt of $384 million

•	Declared special distribution of $43.40 per share, or approximately $1.75 billion in aggregate

•	Completed $500 million accelerated share repurchase program; authorized incremental $500 million share repurchase program

•	Record 2015 performance for Electronics Product Group/Corporate

•	Adjusted EBITDA of $294 million ($83 million in fourth quarter)

•	Electronics/Corporate achieved cash from operations of $251 million, free cash flow of $149 million, and adjusted free cash flow of $212 million

•	Record electronics new business wins; electronics backlog of $15.2 billion

•	Transformed to focused cockpit electronics company in 2015

•	Concluded sale of 70 percent interest in climate control business

•	Sold interiors facility in Germany

•	Integrated Johnson Controls electronics business, achieving high end of synergy range

•	Early 2016 milestones

•	Received approximately $325 million, net of taxes, in early 2016 related to refunded Korean withholding tax on HVCC transaction. Previous estimate was $250 million.

•	Repurchased approximately $84 million or 1.3 million shares in early 2016

•	Board approved execution of Accelerated Share Repurchase Program for balance of $500 million authorization

VAN BUREN TOWNSHIP, Mich., Feb. 25, 2016 — Visteon Corporation (NYSE: VC) today announced strong full-year 2015 results, reporting a net income attributable to Visteon of $2,284 million, or $52.63 per diluted share, including $2,286 million of net income associated with discontinued operations.

Full-year sales were $3,245 billion, an increase of $659 million or 25 percent compared with 2014. Adjusted EBITDA, a non-GAAP financial measure as defined below, was $282 million for the year, an increase of $105 million or 59 percent compared with 2014. Adjusted free cash flow, a non-GAAP financial measure as defined below, was a positive $311 million for the full year 2015.

In 2015, customers awarded Visteon a record $1.35 billion in electronics new business wins, amounting to $4.3 billion of lifetime revenue. The ongoing backlog, defined as cumulative remaining life-of-program booked sales, was approximately $15.2 billion as of Dec. 31, 2015, or 4.9 times 2015 sales. Adjusting for currency and changes in market demand forecasts, Visteon’s backlog increased 8 percent in 2015.

“We delivered a strong finish to a year of many accomplishments, achieving significant year-over-year profit improvement despite currency challenges,” said Sachin Lawande, Visteon president and CEO. “In 2015 Visteon solidified its focus on vehicle cockpit electronics and software by completing the sale of our 70 percent interest in Halla Visteon Climate Control (HVCC). We also achieved the upper range of targeted synergies related to the Johnson Controls electronics acquisition, returned $500 million in capital to shareholders, and announced a $1.75 billion special cash distribution to shareholders and an additional $500 million repurchase authorization. We retain a substantial net cash position compared with our peer group.”

Lawande added: “I am excited about the opportunities ahead for Visteon as the only company focused on vehicle cockpit electronics that offers products across all segments of this fast-growing market. We are winning significant new business and have a robust strategy in place to drive further growth through our cockpit electronics and software focus, as well as customer and geographic expansion.”

Fourth Quarter in Review

Sales of $809 million for the fourth quarter of 2015 increased $21 million from $788 million for the same quarter a year earlier. An additional $15 million of sales were classified as discontinued operations.

Electronics sales totaled $775 million, an increase of $31 million from the fourth quarter of 2014. The year-over-year improvement was primarily related to increased production volumes and new business, partially offset by unfavorable currency. For the Electronics Product Group on a regional basis, Asia accounted for 39 percent of sales, Europe 31 percent, North America 29 percent and South America 1 percent.

Gross margin for the fourth quarter of 2015 was $114 million, compared with $117 million a year earlier. Selling, general and administrative (SG&A) expenses were $63 million for the fourth quarter of 2015, compared with $64 million a year earlier.

Adjusted EBITDA for the Electronics Product Group, including Corporate costs, was $83 million compared with $58 million for the fourth quarter of 2014. The improvement was driven by increased production volumes, new business and cost efficiencies. Adjusted EBITDA for the Other Product Group was a loss of $4 million, compared with $17 million for the fourth quarter of 2014. The decrease was primarily due to the sale of the Germany interiors facility and the non-recurrence of a one-time tax benefit in 2014.

For the fourth quarter of 2015, Visteon reported net income attributable to Visteon of $21 million, or $0.52 per diluted share. This included a $105 million charge related to the sale of the Berlin, Germany, interiors operation; $28 million of restructuring and other transaction costs; and a $92 million gain from discontinued operations for the quarter.

Cash and Debt Balances

As of Dec. 31, 2015, Visteon had global cash and short-term investment balances totaling $2,783 million. This balance does not include approximately $325 million, net of taxes received in early 2016, related to refunded withholding taxes from the HVCC transaction completed in 2015. Total debt as of Dec. 31, 2015, was $384 million.

For the fourth quarter of 2015, Visteon generated $64 million of cash from operations, compared with $104 million in the same period a year earlier. Capital expenditures in the quarter were $36 million. Adjusted free cash flow was $62 million in the quarter, compared with $47 million in the fourth quarter of 2014. Cash flows for both periods included results related to discontinued operations.

Visteon generated $89 million of cash from operations related to the Electronics Product Group and Corporate costs in the fourth quarter. Electronics and Corporate capital expenditures totaled $39 million, and adjusted free cash flow for Electronics and Corporate totaled $66 million in the quarter.

Sale of Germany Interiors Operations

On Dec. 1, 2015, Visteon completed the sale of its non-core automotive interiors plant in Berlin, Germany, to APCH Automotive Plastic Components Holding GmbH. Visteon contributed cash of approximately $141 million and other assets and liabilities including pension-related liabilities of $182 million. Visteon also will make a 30 million Euro payment by Nov. 30, 2016, as part of this transaction. This completed the sale of Visteon’s only remaining interiors operation not covered by the 2014 agreement to divest the majority of the interiors business to Reydel Automotive Holdings B.V., as Visteon focuses on its automotive cockpit electronics business.

Share Repurchase

On Dec. 16, 2015, Visteon entered into a stock repurchase agreement with a third-party financial institution to purchase shares of its common stock complying with the provisions of Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934 (“10b5-1 Share Repurchase Program”). The new 10b5-1 Share Repurchase Program is open until March 1, 2016, with the maximum purchase amount of $150 million. In addition to the 10b5-1 Share Repurchase Program, the board has approved execution of an accelerated share repurchase program to complete the balance of the current $500 million share repurchase authorization. Visteon will complete the accelerated share repurchase program by year end. Visteon’s board of directors, on Dec. 9, 2015, had authorized $500 million of share repurchase of its shares of common stock through Dec. 31, 2016.

Special Distribution to Shareholders

On Jan. 22, 2016, Visteon paid a special distribution of $43.40 per share of its common stock outstanding as of Jan. 15, 2016, or approximately $1.75 billion in the aggregate. The special distribution is part of the previously announced plan to return $2.5 billion-$2.75 billion of cash to shareholders by June 2016.

Full-Year 2016 Outlook

Visteon projects Electronics Product Group 2016 sales of $3.2 billion. Adjusted EBITDA for the Electronics Product Group and Corporate Segment is projected in the range of $305 million to $335 million. Adjusted free cash flow, as defined below, for the Electronics and Corporate Segment is projected in the range of $110 million to $150 million.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, and telematics solutions; its brands include Lightscape®, OpenAir® and SmartCore™. Headquartered in Van Buren Township, Michigan, Visteon has nearly 11,000 employees at 50 facilities in 19 countries. Visteon had sales of $3.25 billion in 2015. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, Feb. 25, at 9 a.m. ET, the company will host a conference call for the investment community to discuss the quarterly and full-year results and other related items. The conference call is available to the general public via a live audio webcast. The dial-in numbers to participate in the call are:

U.S./Canada: 855-855-4109

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 43843883. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2016 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Follow Visteon:

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, Dollars in Millions, Except Per Share Data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014
Sales	$809	$788	$3,245	$2,586
Cost of sales	695	671	2,815	2,246

Gross margin	114	117	430	340
Selling, general and administrative expenses	63	64	245	228
Restructuring expense	18	32	36	54
Interest expense, net	1	6	14	21
Loss on debt extinguishment	—	—	5	23
Equity in net (loss) income of non-consolidated affiliates	(1)	(3)	7	2
Loss on divestiture	105	—	105	—
Gain on non-consolidated affiliate transactions	—	—	62	2
Other expense, net	10	19	25	61

(Loss) income from continuing operations before income taxes	(84)	(7)	69	(43)
(Benefit from) provision for income taxes	(16)	11	27	32

Net (loss) income from continuing operations	(68)	(18)	42	(75)
Net income (loss) from discontinued operations, net of tax	92	(96)	2,286	(131)

Net income (loss)	24	(114)	2,328	(206)
Net income attributable to non-controlling interests	3	24	44	89

Net income (loss) attributable to Visteon Corporation	$21	$(138)	$2,284	$(295)

Earnings (loss) per share data:
Basic earnings (loss) per share
Continuing operations	$(1.75)	$(0.52)	$0.52	$(2.14)
Discontinued operations	2.27	(2.60)	53.48	(4.30)

Basic earnings (loss) per share attributable to Visteon Corporation	$0.52	$(3.12)	$54.00	$(6.44)

Diluted earnings (loss) per share
Continuing operations	$(1.75)	$(0.52)	$0.51	$(2.14)
Discontinued operations	2.27	(2.60)	52.12	(4.30)

Diluted earnings (loss) per share attributable to Visteon Corporation	$0.52	$(3.12)	$52.63	$(6.44)

Average shares outstanding (in millions)
Basic	40.6	44.3	42.3	45.8
Diluted	40.6	44.3	43.4	45.8

Comprehensive income (loss):
Comprehensive income (loss)	$119	$(344)	$2,424	$(529)
Comprehensive income (loss) attributable to Visteon Corporation	$116	$(346)	$2,393	$(582)

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, Dollars in Millions)

	December 31 2015	December 31 2014
ASSETS
Cash and equivalents	$2,728	$476
Short-term investments	47	—
Restricted cash	8	9
Accounts receivable, net	502	531
Inventories, net	187	208
Current assets held for sale	17	1,660
Other current assets	564	250

Total current assets	4,053	3,134
Property and equipment, net	351	363
Intangible assets, net	133	156
Investments in non-consolidated affiliates	56	99
Non-current assets held for sale	—	1,426
Other non-current assets	89	145

Total assets	$4,682	$5,323

LIABILITIES AND EQUITY
Distribution payable	$1,751	$—
Short-term debt, including current portion of long-term debt	37	29
Accounts payable	482	485
Accrued employee liabilities	132	114
Current liabilities held for sale	9	987
Other current liabilities	361	217

Total current liabilities	2,772	1,832
Long-term debt	347	587
Employee benefits	268	489
Deferred tax liabilities	21	53
Non-current liabilities held for sale	—	432
Other non-current liabilities	75	109

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	—	3
Additional paid-in capital	1,345	1,246
Retained earnings	1,194	661
Accumulated other comprehensive loss	(190)	(299)
Treasury stock	(1,293)	(747)

Total Visteon Corporation stockholders’ equity	1,057	865
Non-controlling interests	142	956

Total equity	1,199	1,821

Total liabilities and equity	$4,682	$5,323

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Unaudited, Dollars in Millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014
OPERATING
Net income (loss)	$24	$(114)	$2,328	$(206)
Adjustments to reconcile net income to net cash provided from operating activities:
Gain on Climate Transaction	8	—	(2,324)	—
Gain on non-consolidated affiliate transactions	—	—	(62)	(2)
Depreciation and amortization	22	65	169	270
Losses on divestitures and impairments	104	138	121	326
Pension settlement gain	—	2	—	(23)
Equity in net income of non-consolidated affiliates, net of dividends remitted	1	3	1	10
Non-cash stock-based compensation	1	1	8	8
Loss on debt extinguishment	—	—	5	23
Other non-cash items	2	(3)	6	11
Changes in assets and liabilities:
Accounts receivable	8	(126)	1	(121)
Inventories	9	6	(20)	(27)
Accounts payable	(15)	80	33	22
Accrued income taxes	(129)	—	6	14
Other assets and other liabilities	29	52	66	(21)

Net cash provided from operating activities	64	104	338	284
INVESTING
Capital expenditures	(36)	(131)	(187)	(340)
Short-term investments, net	5	—	(47)	—
Loan to non-consolidated affiliate	—	—	(10)	—
Net proceeds from Climate Divestiture	—	—	2,664	—
Proceeds from asset sales and business divestitures	—	4	91	66
Acquisition of business, net of cash acquired	—	(3)	(4)	(311)
Payments associated with business divestitures	(141)	(147)	(156)	(147)
Other	(1)	(2)	7	(8)

Net cash (used by) provided from investing activities	(173)	(279)	2,358	(740)
FINANCING
Short-term debt, net	3	(3)	2	39
Proceeds from issuance of debt, net of issuance costs	—	1	—	619
Principal payments on debt	—	(2)	(250)	(18)
Repurchase of common stock	—	—	(500)	(500)
Repurchase of long-term notes	—	—	—	(419)
Dividends paid to non-controlling interests	(24)	(13)	(55)	(97)
Exercised warrants and stock options	16	—	40	17
Stock based compensation tax withholding payments	(10)	—	(10)	—
Other	—	2	(1)	—

Net cash used by financing activities	(15)	(15)	(774)	(359)
Effect of exchange rate changes on cash and equivalents	(7)	(18)	(20)	(35)

Net (decrease) increase in cash and equivalents	(131)	(208)	1,902	(850)
Cash and equivalents at beginning of period	2,860	1,035	827	1,677

Cash and equivalents at end of period	$2,729	$827	$2,729	$827

[1]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include amounts reflected in current assets held for sale on the Consolidated Balance Sheets.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to the Company adjusted to eliminate the impact of depreciation and amortization, restructuring expense, net interest expense, loss on debt extinguishment, equity in net loss (income) of non-consolidated affiliates, loss on divestiture, gain on non-consolidated affiliate transactions, other net expense, (benefit from) provision for income taxes, discontinued operations, net income attributable to non-controlling interests, non-cash stock-based compensation expense, pension settlement gains and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
Total Visteon
Electronics	$98	$64	$348	$221
Other	(4)	17	(12)	6
Corporate	(15)	(6)	(54)	(50)

Adjusted EBITDA	79	75	282	177

Depreciation and amortization	23	16	85	70
Restructuring expense	18	32	36	54
Interest expense, net	1	6	14	21
Loss on debt extinguishment	—	—	5	23
Equity in net loss (income) of non-consolidated affiliates	1	3	(7)	(2)
Loss on divestiture	105	—	105	—
Gain on non-consolidated affiliate transactions	—	—	(62)	(2)
Other expense, net	10	19	25	61
(Benefit from) provision for income taxes	(16)	11	27	32
Net (income) loss from discontinued operations, net of tax	(92)	96	(2,286)	131
Net income attributable to non-controlling interests	3	24	44	89
Non-cash, stock-based compensation expense	1	3	8	12
Pension settlement gain	—	—	—	(25)
Other	4	3	4	8

Net income (loss) attributable to Visteon	$21	$(138)	$2,284	$(295)

	Three Months Ended		Twelve Months Ended
	December 31		December 31		Estimated
	2015	2014	2015	2014	Full Year 2016 *
Electronics and corporate
Adjusted EBITDA	$83	$58	$294	$171	$305 - $335
Depreciation and amortization	22	15	83	59	90
Restructuring expense	18	32	36	38	30 - 20
Interest expense, net	1	6	14	21	15
Loss on debt extinguishment	—	—	5	23	—
Equity in net loss of non-consolidated affiliates	1	3	5	6	—
Other expense, net	6	9	35	40	15
Provision for income taxes	2	11	45	37	65
Net income attributable to non-controlling interests	3	5	20	23	20
Non-cash, stock-based compensation expense	1	3	8	12	8
Other	4	—	4	(6)	—

Net income (loss)	$25	$(26)	$39	$(82)	$62 - $102
(Income) loss from discontinued operations, net of tax	(92)	96	(2,286)	131
All other loss (income), net of tax	96	16	41	82

Net income (loss) attributable to Visteon	$21	$(138)	$2,284	$(295)

*	Guidance excludes the other product group and discontinued operations.

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
Total Visteon
Cash provided from operating activities - Electronics and corporate	$89	$83	$251	$39
Cash (used by) provided from operating activities - discontinued operations and other	(25)	21	87	245

Cash provided from operating activities total Visteon	$64	$104	$338	$284
Capital expenditures	(36)	(131)	(187)	(340)

Free cash flow	$28	$(27)	$151	$(56)
Restructuring/transformation-related payments	34	74	160	167

Adjusted free cash flow	$62	$47	$311	$111

	Three Months Ended		Twelve Months Ended
	December 31		December 31		Estimated
	2015	2014	2015	2014	Full Year 2016 *
Electronics and corporate
Cash provided from operating activities	$89	$83	$251	$39	$125 - $155
Capital expenditures	(39)	(48)	(102)	(104)	90 - 80

Free cash flow	$50	$35	$149	$(65)	$35 - $75
Restructuring/transformation-related payments	16	33	63	80	75

Adjusted free cash flow	$66	$68	$212	$15	$110 - $150

*	Guidance excludes the other product group and discontinued operations.

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines Adjusted net income as net income attributable to Visteon adjusted to eliminate the impact of restructuring expense, loss on debt extinguishment, loss on divestiture, gain on non-consolidated affiliate transactions, other net expenses, other non-operating gains and losses and discontinued operations. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
Diluted earnings (loss) per share:
Net income (loss) attributable to Visteon	$21	$(138)	$2,284	$(295)
Average shares outstanding, diluted (in millions)	40.6	44.3	43.4	45.8

Diluted earnings (loss) per share	$0.52	$(3.12)	$52.63	$(6.44)

Adjusted earnings per share:
Net income (loss) attributable to Visteon	$21	$(138)	$2,284	$(295)
Restructuring expense	18	32	36	54
Loss on debt extinguishment	—	—	5	23
Loss on divestiture	105	—	105	—
Gain on non-consolidated affiliate transactions	—	—	62	2
Other expense, net	10	19	25	61
Other	(14)	22	15	54
Income (loss) from discontinued operations, net of tax	92	(96)	2,286	(131)

Adjusted net income	$48	$31	$122	$26
Average shares outstanding, diluted (in millions)	40.6	44.3	43.4	45.8

Adjusted earnings per share	$1.18	$0.70	$2.81	$0.57

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.